ALFRED AYENSU-GHARTEY

Vice President and

Associate General Counsel

(212) 314-2777

LAW DEPARTMENT

April 24, 2025

Equitable Financial Life Insurance Company

1345 Avenue of the Americas

New York, NY 10105

Dear Sirs:

This opinion is furnished in connection with the filing by Equitable Financial Life Insurance Company (“Equitable Financial”) of the Form N-4 Registration Statement of Equitable Financial under the Securities Act of 1933 (File No. 333-284599). The Registration Statement covers an indefinite number of units of interest (“Units”).

The Units are purchased with contributions received under individual annuity contracts and certificates Equitable Financial offers under a group annuity contract (collectively, the “Certificates”). As described in the prospectus included in the Form N-4 Registration Statement, the Certificates are designed to provide for retirement income benefits.

I have examined such corporate records of Equitable Financial and provisions of the New York Insurance Law as are relevant to authorization and issuance of the Certificates and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1. Equitable Financial is a corporation duly organized and validly existing under the laws of the State of New York.

2. The Certificates (including any Units credited thereunder) have been duly authorized and when issued in accordance with applicable regulatory approvals represent validly issued and binding obligations of Equitable Financial.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Alfred Ayensu-Ghartey
Alfred Ayensu-Ghartey